Exhibit 2


                    [LETTERHEAD OF THE CHASE MANHATTAN BANK]


                                                                April 20, 2000


                            Senior Credit Facilities
                            ------------------------
                         Amendment to Commitment Letter
                         ------------------------------


ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road
Wayne, New Jersey 07470

Attention:  Susan Yoss, Treasurer/Senior Vice President

Ladies and Gentlemen:

                     Reference is made to the Commitment Letter dated March 23, 2000 (the "Commitment Letter"), between you, The Chase Manhattan Bank and Chase Securities Inc. with respect to the senior credit facilities to be provided to you in connection with the proposed acquisition of all of the capital stock of Dexter Corporation. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Commitment Letter.

                     You have advised us that you are considering modifying the terms of your current proposal to effect the Acquisition. You have indicated that you are considering proposing to Target that the consideration to be paid to the stockholders of Target will consist of a price of $50 per share of Target stock in cash plus one contingent value right (a "CVR") issued by International Specialty Products Inc. (the "Modified Proposal"). A summary of the terms of the CVR is attached hereto as Annex A.

                     We are pleased to confirm Chase's commitment to provide the entire amount of the senior credit facilities in order to finance the Acquisition with the consideration contemplated by the Modified Proposal upon the terms and subject to the conditions set forth or referred to in the Commitment Letter and in the Term Sheets, as modified by this letter agreement. If you do not elect to submit the Modified Proposal to Target, Chase's commitment will remain unchanged as described in the Commitment Letter. If you elect to submit the Modified Proposal, with respect to the provisions on mandatory prepayments and commitment reductions contained in Article III of the Term Sheets, the net proceeds of any sale or issuance of equity or sale or other disposition of assets referred to therein shall only be applied to the prepayments contemplated thereby after giving effect to any payments required to

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be made to the holders of the CVRs. Moreover, the negative covenants referred to in Article VI of the Term Sheets shall not prohibit the issuance of the CVRs or the payment obligations contemplated thereby. Finally, each reference to the Transaction in the Commitment Letter and the documents related thereto shall include, without limitation, all transactions relating to the CVRs.

                     Except as expressly amended hereby, the Commitment Letter, the Term Sheets, the Fee Letter, the highly confident letter and the related indemnification agreement remain in full force and effect. All future references to any of such documents shall be deemed to be a reference to such documents as amended hereby.

                                           Very truly yours,

                                           THE CHASE MANHATTAN BANK

                                            By: /s/ Lawrence Palumbo, Jr.
                                                --------------------------------
                                                Name: Lawrence Palumbo, Jr.
                                                Title: Vice President



                                            CHASE SECURITIES INC.

                                            By: /s/ John K. Kuhn
                                                --------------------------------
                                                Name: John K. Kuhn
                                                Title: Vice President

Accepted and agreed
to as of the date
first written above by:

ISP OPCO HOLDINGS INC.

By: /s/ Susan B. Yoss
    -----------------------------
    Name: Susan B. Yoss
    Title: Senior Vice
           President - Treasurer